Exhibit 99.2

Savings and Investment Plan for Employees
of R. J. Reynolds Tobacco in Puerto Rico

Financial Statements and Supplemental Schedule

December 31, 2004 and 2003

(with Report of Independent Registered Public Accounting Firm Thereon)

Savings and Investment Plan for Employees of
R. J. Reynolds Tobacco in Puerto Rico

Table of Contents

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2004 and 2003	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2004 and 2003	3

Notes to Financial Statements	4-8

Supplemental Schedule - Form 5500, Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of
December 31, 2004	9

Note: Supplemental schedules, other than the one listed above, are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

Report of Independent Registered Public Accounting Firm

RAI Employee Benefits Committee of Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico:

We have audited the accompanying statements of net assets available for benefits of Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico, referred to as the Plan, as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2004 and 2003, and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

Greensboro, North Carolina
June 22, 2005

Savings and Investment Plan for Employees of
R. J. Reynolds Tobacco in Puerto Rico

Statements of Net Assets Available for Benefits

December 31, 2004 and 2003

	2004	2003
Assets:
Investments, at fair value (notes 1, 2, 3 and 4):
Mutual funds:
Vanguard LifeStrategy Conservative Growth Fund	$622,909	$478,080
Vanguard LifeStrategy Growth Fund	446,197	625,058
Vanguard LifeStrategy Moderate Growth Fund	302,493	455,126
Vanguard Total International Stock Index Fund	208,421	61,528
Vanguard Total Stock Market Index Fund	2,714,230	2,524,790
Vanguard Retirement Savings Trust	2,628,106	2,672,558
RAI Common Stock Fund	88,948	68,486
Participant loans	166,874	164,043

Total investments	7,178,178	7,049,669
Receivable – investment income	17,860	15,754

Net assets available for benefits	$7,196,038	$7,065,423

See accompanying notes to financial statements.

Savings and Investment Plan for Employees of
R. J. Reynolds Tobacco in Puerto Rico

Statements of Changes in Net Assets Available for Benefits

Years Ended December 31, 2004 and 2003

	2004	2003
Additions:
Investment income (notes 1, 2, 3 and 4):
Net appreciation in fair value of investments	$418,342	$902,143
Interest and dividend income	203,375	196,606

Total investment income	621,717	1,098,749

Contributions:
Employer contributions	136,516	126,102
Participant contributions	476,923	415,329

Total contributions	613,439	541,431

Total additions	1,235,156	1,640,180

Deductions - benefits paid to participants	1,104,541	522,061

Net increase in assets available for benefits	130,615	1,118,119

Net assets available for benefits at beginning of year	7,065,423	5,947,304

Net assets available for benefits at end of year	$7,196,038	$7,065,423

See accompanying notes to financial statements.

Savings and Investment Plan for Employees of
R. J. Reynolds Tobacco in Puerto Rico

Notes to Financial Statements

(1)	Plan Description

The following brief description of Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico, referred to as the Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

(a) General

The Plan is a voluntary defined contribution plan covering all regular, full-time employees, and certain non-regular employees who have accumulated 1,000 or more hours of service as defined in the Plan document, of R. J. Reynolds Tobacco (CI), Co., a Cayman Islands corporation, referred to as the Company, in Puerto Rico. The RAI Employee Benefits Committee, referred to as the Committee, controls and manages the operation and administration of the Plan. Banco Popular de Puerto Rico serves as the trustee of the Plan, and The Vanguard Group, referred to as Vanguard, serves as the recordkeeper for the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, referred to as ERISA.

On July 30, 2004, the sponsorship of the Plan was transferred from R. J. Reynolds Global Products, Inc. (formerly named MSSH, Inc.) to Reynolds American Inc., referred to as RAI, a new corporation formed in connection with the business combination agreement dated as of October 27, 2003 between Brown & Williamson Tobacco Corporation, referred to as B&W, and R.J. Reynolds Tobacco Holdings, Inc., referred to as RJR.

On July 30, 2004, RAI registered with the Securities and Exchange Commission five million shares of RAI common stock for issuance pursuant to the Plan and one other plan sponsored by RAI.

(b) Contributions

Each year, participants may make basic contributions of up to 6% of compensation, as defined in the Plan document, on a pre-tax or after-tax basis. In addition, participants may make supplemental contributions on a pre-tax or after-tax basis of up to 16% of compensation, including the basic contributions. Pre-tax supplemental contributions may only be made by participants making the maximum basic contribution on a pre-tax basis, and total pre-tax contributions are limited to the lesser of $8,000 or 10% of compensation. For participants hired prior to January 1, 2004, the Company contributes an amount equal to 50% of the basic contributions that a participant contributes to the Plan. For participants hired on or after January 1, 2004, the Company will contribute an amount equal to 100% of the basic contributions that a participant contributes to the Plan. Contributions are subject to certain Puerto Rico Internal Revenue Code limitations.

(c) Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of the Company’s contributions and Plan earnings, and charged with the participant’s withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions or account balances, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(d) Vesting

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in Company contributions occurs upon the earlier of completion of 24 months of Plan participation, 36 months of service with the Company or affiliated companies or upon the occurrence of certain events as defined in the Plan document.

(e) Investment Options

Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct contributions in 1% increments to any of seven investment fund options. Participants may change or transfer their investment options at any time via telephone.

(f) Loans to Participants

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of $50,000, or 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months and limited by certain restrictions in the Plan document. Loan terms shall not be for more than five years, except for the purchase of a primary residence, which shall not exceed ten years. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan administrator. Principal and interest is paid ratably through payroll deductions.

(g) Payment of Benefits

Upon termination of service, a participant is entitled to receive a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or for certain participants, monthly installments calculated annually over a period not to exceed the lesser of 15 years or the participant’s life expectancy, if certain requirements set forth in the Plan document are met.

(h) Expenses

Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, general plan recordkeeping and Internal Revenue Service user fees may be paid directly from the Plan; however, for the Plan years ended December 31, 2004 and 2003, these administrative expenses were paid by the Company. Administrative expense paid by the Company for the years ended December 31, 2004 and 2003 were $59,120 and $51,770, respectively.

(i) Forfeitures

Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if the participant is reemployed before accruing five consecutive break-in-service years, as defined in the Plan document. Employer contributions were not reduced by forfeited nonvested accounts for the periods ended December 31, 2004 and December 31, 2003. At December 31, 2004 and 2003, forfeited nonvested accounts totaled $5,549 and $2,847, respectively.

(2)	Summary of Significant Accounting Policies

(a) Basis of Accounting

The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

(b) Investment Valuation and Income Recognition

The Plan’s investment in the RAI Common Stock Fund is stated at fair value as determined by quoted market prices. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year-end. Investments in common trust funds, referred to as the funds, are stated at estimated fair values, which have been determined based on the unit values of the funds. Unit values are determined by the organization sponsoring such funds by dividing the fund’s net assets at fair value by its units outstanding at each valuation date. Loans to participants are valued at cost plus accrued interest, which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

(c) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

(d) Payment of Benefits

Benefits are recorded when paid.

(3)	Investments

Investments that represent 5% or more of the Plan’s net assets were:

	December 31,	December 31,
	2004	2003
Vanguard LifeStrategy Conservative Growth Fund, 40,820 and 32,880 shares, respectively	$622,909	$478,080
Vanguard LifeStrategy Growth Fund, 22,265 and 34,420 shares, respectively	446,197	625,058
Vanguard LifeStrategy Moderate Growth Fund, N/A and 27,401 shares, respectively	N/A	455,126
Vanguard Total Stock Market Index Fund, 94,342 and 97,145 shares, respectively	2,714,230	2,524,790
Vanguard Retirement Savings Trust, 2,628,106 and 2,672,558 shares, respectively	2,628,106	2,672,558

The Plan’s investments, including gains and losses on investments bought and sold, and those held during the period, appreciated in value as follows:

	Year ended	Year ended
	December 31,	December 31,
	2004	2003
Mutual funds	$393,511	$883,999
Reynolds American Inc. Common Stock Fund[1]	24,831	18,144

	$418,342	$902,143

[1]	On July 30, 2004, a new publicly traded holding company, Reynolds American Inc., issued common shares for existing RJR shares held in the Plan on a one-for-one basis. The RJR Common Stock Fund name was changed to Reynolds American Inc. Common Stock Fund as a result of the business combination between B&W and RJR.

(4)	Related Party Transactions

Certain Plan investments are shares of mutual funds and units of participation in the Retirement Savings Trust, a common trust fund, both of which are managed by Vanguard. Vanguard is the recordkeeper as defined by the Plan; therefore, these transactions qualify as party-in-interest transactions.

The RAI Common Stock Fund is provided as an investment option for participants in the Plan. As RAI is the Plan sponsor, these transactions qualify as party-in-interest transactions. See note 3 for a description of the changes in value of RAI common stock included in Plan assets. RAI Common Stock Fund dividends for the years ended December 31, 2004 and 2003 were $4,404 and $4,272, respectively. The RAI Common Stock Fund shares for the years ended December 31, 2004 and 2003 were 1,132 at $78.60 and 1,178 at $58.15, respectively.

(5)	Income Tax Status

The Plan’s latest determination letter issued by the Puerto Rico Treasury Department is dated February 27, 1992. The Plan has been amended since receiving this determination letter. The Plan is intended to comply with Section 1165(a) of the Puerto Rico Income Tax Act of 1954, referred to as ITA. The Plan is required to operate in conformity with the ITA to maintain its qualification. The United States qualification of the Plan was dropped, effective with the 1995 plan year. The Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan’s qualified status. The Committee believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the ITA, and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

(6)	Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan’s termination, participants will become 100% vested in their employer contributions.

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Savings and Investment Plan for Employees of
R. J. Reynolds Tobacco in Puerto Rico

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2004

		Description of
		Investment,
		Including Maturity Date,
		Rate of Interest,	Number of
	Identity of Issue, Borrower,	Collateral,	shares		Current
	Lessor or Similar Party	Par or Maturity Value	or units	Cost	Value
*	Vanguard LifeStrategy Conservative Growth Fund	Mutual Fund	40,820	**	$622,909
*	Vanguard LifeStrategy Growth Fund	Mutual Fund	22,265	**	446,197
*	Vanguard LifeStrategy Moderate Growth Fund	Mutual Fund	16,890	**	302,493
*	Vanguard Total International Stock Index Fund	Mutual Fund	16,541	**	208,421
*	Vanguard Total Stock Market Index Fund	Mutual Fund	94,342	**	2,714,230
*	Vanguard Retirement Savings Trust	Common/Collective Trust Fund	2,628,106	**	2,628,106
*	RAI Common Stock Fund	Company Stock Fund	1,132	**	88,948
	Participant loans	Participant loans, (28 loans with interest rates ranging from 5.25% to 9.25% and maturity dates ranging from 03/17/05 – 07/01/09)	—	—	166,874

					$7,178,178

*	Denotes a party-in-interest.

**	Cost information is not required for participant-directed investments and, therefore, is not included.